Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163244

Great-West SecureFoundation®

Group Fixed Deferred Annuity Certificate

Issued by:

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, CO 80111

Tel. (800) 537-2033

May 1, 2013

This prospectus describes the Great-West SecureFoundation ® Group Fixed Deferred Annuity Certificate (the “Certificate”) issued by Great-West Life & Annuity Insurance Company. The Certificate is offered to individual retirement account (“IRA”) owners that purchase shares of one of the Great-West SecureFoundation® mutual funds (f/k/a Maxim SecureFoundation® mutual funds) offered by Great-West Funds, Inc., which currently consist of the Great-West SecureFoundation® Lifetime 2015 Fund, Great-West SecureFoundation® Lifetime 2020 Fund, Great-West SecureFoundation® Lifetime 2025 Fund, Great-West SecureFoundation® Lifetime 2030 Fund, Great-West SecureFoundation® Lifetime 2035 Fund, Great-West SecureFoundation® Lifetime 2040 Fund, Great-West SecureFoundation® Lifetime 2045 Fund, Great-West SecureFoundation® Lifetime 2050 Fund, Great-West SecureFoundation® Lifetime 2055 Fund (the “SecureFoundation Lifetime Funds”), and the Great-West SecureFoundation® Balanced Fund (each, a “Covered Fund” and together, the “Covered Funds”). The Certificate provides for guaranteed income for the life of a designated person based on the Certificate Owner’s investment in one or more of the Covered Funds, provided all conditions specified in the Certificate are met, regardless of how long the designated person lives or the actual performance or value of the Covered Funds. The Certificate has no cash value and no surrender value. The interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or alienated in any way.

Prospective purchasers may apply to purchase a Certificate through GWFS Equities, Inc. (“GWFS Equities”), the principal underwriter for the Certificates or other broker-dealers that have entered into a selling agreement with GWFS Equities. GWFS Equities will use its best efforts to sell the Certificates, but is not required to sell any specific number or dollar amount of Certificates.

This prospectus provides important information that a prospective purchaser of a Certificate should know before investing. Please retain this prospectus for future reference.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not be lawfully made.

The Certificate:

•	Is NOT a bank deposit

•	Is NOT FDIC insured

•	Is NOT insured or endorsed by a bank or any government agency

•	Is NOT available in every state

The purchase of the Certificate is subject to certain risks. See “Risk Factors” on page 5. The Certificate is novel and innovative. While we understand that the Internal Revenue Service may be considering tax issues associated with products similar to the Certificate, to date the tax consequences of the Certificate have not been addressed in published legal authorities. Under the circumstances, you should therefore consult a tax advisor before purchasing a Certificate.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Great-West SecureFoundation®

Group Fixed Deferred Annuity Certificate

Issued by:

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, CO 80111

Tel. (800)  537-2033

SUMMARY

Preliminary Note Regarding Terms Used in This Prospectus.

Certain terms used in this prospectus have specific and important meanings. Some important terms are explained below, and in most cases the meaning of other important terms is explained the first time they are used in the prospectus. You will also find in the back of this prospectus a listing of all of the terms, with the meaning of each term explained.

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The “Certificate” is the Great-West SecureFoundation® Group Fixed Deferred Certificate issued by Great-West Life & Annuity Insurance Company pursuant to the terms of a Group Fixed Deferred Annuity Contract (the “Group Contract”) issued to Great-West Trust Company, LLC (“(f/k/a Orchard Trust Company, LLC.) (“Great-West Trust” or the “Group Contract Owner”). In certain states this may be an individual contract, which will have the same features and benefits unless otherwise noted.

•	“We,” “us,” “our,” “Great-West,” or the “Company” means Great-West Life & Annuity Insurance Company.

•	“You” or “yours” means the owner of the Certificate described in this prospectus. The terms “you,” “yours,” “Owner,” and “Certificate Owner” may be used interchangeably in this prospectus.

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“Covered Person” or “Covered Persons” means the person or persons, respectively, named in the Certificate whose age is used for certain important purposes under the Certificate, including determining the amount of the guaranteed income that may be provided by this Certificate.

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“Covered Fund” or “Covered Funds” refer to the Great-West SecureFoundation® Lifetime 2015 Fund, Great-West SecureFoundation® Lifetime 2020 Fund, Great-West SecureFoundation® Lifetime 2025 Fund, Great-West SecureFoundation® Lifetime 2030 Fund, Great-West SecureFoundation® Lifetime 2035 Fund, Great-West SecureFoundation® Lifetime 2040 Fund, Great-West SecureFoundation® Lifetime 2045 Fund, Great-West SecureFoundation® Lifetime 2050 Fund, Great-West SecureFoundation® Lifetime 2055 Fund, and the Great-West SecureFoundation® Balanced Fund. The Covered Funds are not issued by Great-West. Great-West Funds, Inc. is the issuer of the Covered Funds and is an affiliate of Great-West.

The Certificate can be owned in the following ways:

•	Sole Owner who is an individual and also the Covered Person.

•	Sole Owner who is an individual and the Covered Person, with his or her spouse as the joint Covered Person.

We believe that in most cases the Certificate will have a sole Owner who is the only Covered Person. Therefore, for ease of reference, most of the discussion in this prospectus assumes you are the sole Owner and the only Covered Person under the Certificate. In some places in the prospectus, however, we explain how certain features of the Certificate differ if there are joint Covered Persons.

The following is a summary of the Certificate. You should read the entire prospectus in addition to this summary.

What is the Certificate?

Certificates are issued pursuant to the terms of the Group Contract, which is a group guaranteed income annuity contract issued by the Company and owned by Great-West Trust. Certificates are offered to IRA owners that purchase shares of a Covered Fund. Currently, there is no other way to purchase the Certificate. The Certificate provides, under certain specified conditions, for guaranteed minimum lifetime income, regardless of how long you live or how the Covered Fund performs. The Certificate does not have a cash value.

Provided all conditions of the Certificate and Group Contract are met, if the value of the shares in your Covered Fund (“Covered Fund Value”) equals zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or Guaranteed Annual Withdrawal(s) (“GAW”), we will make annual payments to you for the rest of your life.

The amount of the GAW that you may take may increase from time to time based on your Covered Fund Value. It may also decrease if you take Excess Withdrawals (discussed below).

The guaranteed income that may be provided by your Certificate is based on the age and life of the Covered Person (or if there are joint Covered Persons, on the age of the younger joint Covered Person and the lives of both Covered Persons) as of the date we calculate the first Installment. A joint Covered Person must be your spouse and your spouse must be your sole beneficiary under your IRA.

How much will your Certificate cost?

While your Certificate is in force, a Guarantee Benefit Fee will be calculated and deducted from your Covered Fund Value on a monthly basis. It will be paid by redeeming the number of fund shares of your Covered Fund equal to the Guarantee Benefit Fee. The Guarantee Benefit Fee is calculated as a specified percentage of your Covered Fund Value at the time the Guarantee Benefit Fee is calculated. If we do not receive the Guarantee Benefit Fee (except during the Settlement Phase), including as a result of the failure of your IRA custodian to submit it to us, the Certificate will terminate as of the date that the fee is due. We will not provide Certificate Owners with notice prior to termination of the Certificate and we will not refund the Guarantee Benefit Fee paid upon termination of the Certificate.

The Guarantee Benefit Fee pays for the insurance protections provided by the Certificate.

The guaranteed maximum or minimum Guarantee Benefit Fee we can ever charge for your Certificate is shown below. The amount we currently charge is also shown below.

•	The maximum Guarantee Benefit Fee for the Certificate, as a percentage of your Covered Fund Value, on an annual basis, is 1.5%.

•	The minimum Guarantee Benefit Fee for the Certificate, as a percentage of your Covered Fund Value, on an annual basis, is 0.70%.

•	The current Guarantee Benefit Fee for the Certificate, as a percentage of your Covered Fund Value, on an annual basis, is 0.90%.

We may change the current Guarantee Benefit Fee at any time within the minimum and maximum range described above upon thirty (30) days prior written notice to you. We determine the Guarantee Benefit Fee based on observations of a number of experience factors, including, but not limited to, interest rates, volatility, investment returns, expenses, mortality, and lapse rates. As an example, if mortality experience improves faster than we have anticipated, and the population in general is expected to live longer than initially projected, we might increase the Guarantee Benefit Fee to reflect our increased probability of paying longevity benefits. However, improvements in mortality experience is provided as an example only, we reserve the right to change the Guarantee Benefit Fee at our discretion and for any reason, whether or not these experience factors change (although we will never increase the fee above the maximum or decrease the fee below the minimum). We do not need the happening of any event before we may change the Guarantee Benefit Fee.

The Guarantee Benefit Fee is in addition to any charges that are imposed in connection with advisory, custodial and other services, and charges imposed by the Covered Funds. Because the Covered Funds are offered by an affiliated company, we may benefit indirectly from the charges imposed by the Covered Funds.

Premium taxes may be applicable in certain states. Premium tax applicability and rates vary by state and may change. We reserve the right to deduct any such tax from premium when received.

Can you cancel your Certificate?

You may cancel your Certificate by causing the Covered Fund Value or the Benefit Base of each Covered Fund to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee. However, if the Excess Withdrawal(s) occurs as a result of a same day Transfer between Covered Funds (i.e., shares of a Covered Fund are sold and shares of another Covered Fund are purchased on the same day), then your Certificate will not be canceled even if the Benefit Base of the Covered Fund(s) is reduced to zero.

What protection does the Certificate provide?

The Certificate provides two basic protections to Certificate Owners who purchase this Certificate as a source or potential source of lifetime retirement income or other long-term purposes. Provided that certain conditions are met, the Certificate protects the Certificate Owner from:

•	longevity risk, which is the risk that a Certificate Owner will outlive the assets invested in the Covered Fund; and

•	income volatility risk, which is the risk of downward fluctuations in a Certificate Owner’s retirement income due to changes in market performance.

Both of these risks increase as a result of poor market performance early in retirement. Point-in-time risk (which is the risk of retiring on the eve of a down market) significantly contributes to both longevity and income volatility risk.

The Certificate does not provide a guarantee that the Covered Fund or your IRA will retain a certain value or that the value of the Covered Fund or IRA will remain steady or grow over time. Instead, it provides for a guarantee, under certain specified conditions, that regardless of the performance of the Covered Funds in your Account and regardless of how long you live, you will be able to receive a guaranteed level of annual income for life. Therefore, it is important for you to understand that while the preservation of capital may be one of your goals, the achievement of that goal is not guaranteed by the Certificate.

How does your Certificate work?

The Certificate has three phases: an “Accumulation Phase,” a “GAW Phase,” and a “Settlement Phase.”

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The Accumulation Phase: During the Accumulation Phase, you may make additional Certificate Contributions to your Covered Fund, which establishes your Benefit Base (this is the sum of all Certificate Contributions minus any withdrawals and any adjustments made on the “Ratchet Date” as described later in this prospectus), and take withdrawals from your IRA just as you otherwise would be permitted to (although Excess Withdrawals will reduce the amount of the Benefit Base under the Certificate). You are responsible for managing your withdrawals during the Accumulation Phase.

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The GAW Phase: After you (or if there are joint Covered Persons, the younger joint Covered Person) have turned age 55, then you can enter the GAW Phase and begin to take GAWs (which are annual withdrawals that do not exceed a specified amount) without reducing your Benefit Base. GAWs before age 59 1/2 may result in certain tax penalties.

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Settlement Phase: If your Covered Fund Value falls to zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or GAWs, the Settlement Phase will begin. During the Settlement Phase, we make Installments to you for as long as you live. However, the Settlement Phase may never occur, depending on how long you live and how well the Covered Fund performs.

The Installments that you may receive when you are in the GAW Phase or Settlement Phase are determined by multiplying your Benefit Base by the GAW Percentage (GAW%), which is determined by the age of the Covered Person(s) as of the date we calculate the first Installment. As described in more detail below, the amount of the Installments may increase on an annual basis during the GAW Phase due to positive Covered Fund performance, and will decrease as a result of any Excess Withdrawals.

If you withdraw any of your Covered Fund Value during the Accumulation Phase to satisfy any contribution limitation imposed under federal law, we will consider that to be an Excess Withdrawal. Any withdrawals to satisfy your required distribution obligations under the Code will be considered an Excess Withdrawal if taken during the Accumulation Phase. As a result, those who will be subject to required minimum distributions should consider the appropriateness of this product. You should consult a qualified tax advisor regarding contribution limits and other tax implications. We will deem withdrawals taken during the GAW Phase to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), to be within the contract limits for your Certificate and will not treat such withdrawals as Excess Withdrawals.

How do you purchase a Certificate?

You are required to purchase a Certificate in connection with your purchase of shares of a Covered Fund. However, the actual date of purchase of the Certificate will depend on which Covered Fund shares you purchase. For the Great-West SecureFoundation® Lifetime Funds, you will not be deemed to have actually purchased the Certificate until the first business day of the year that is ten years prior to the date in the name of the fund. There is no minimum initial investment. The

Certificates are issued in accordance with the terms of the Group Contract issued by us to Great-West Trust. The Group Contract is a group fixed deferred annuity contract. You may invest any amount in any Covered Fund. However, your Benefit Base is limited to $5,000,000. Any amount over $5,000,000 will not increase your Benefit Base.

The Certificate may only be purchased under the Group Contract by owners of applicable IRAs. You may elect to purchase a Certificate by completing an application or other form authorized by us. If this form is accepted by us at our Administrative Office, we will issue a Certificate to you describing your rights and obligations.

What are the Designated Investment Options?

The following is a list of the currently available Covered Funds:

Great-West SecureFoundation® Lifetime 2015 Fund	Great-West SecureFoundation® Lifetime 2040 Fund

Great-West SecureFoundation® Lifetime 2020 Fund	Great-West SecureFoundation® Lifetime 2045 Fund

Great-West SecureFoundation® Lifetime 2025 Fund	Great-West SecureFoundation® Lifetime 2050 Fund

Great-West SecureFoundation® Lifetime 2030 Fund	Great-West SecureFoundation® Lifetime 2055 Fund

Great-West SecureFoundation® Lifetime 2035 Fund	Great-West SecureFoundation® Balanced Fund

In general, if you purchase shares of one of the Covered Funds, you are required to purchase the Certificate. However, the actual date of purchase will depend on which Covered Fund shares you purchase. For the Great-West SecureFoundation® Lifetime Funds, you will not be deemed to have purchased the Certificate until the first business day of the year that is ten years prior to the date in the name of the fund. Thus, it is possible to redeem the shares of a Great-West SecureFoundation® Lifetime Fund prior to the date in which you would have been deemed to have purchased the Certificate. For example, if you purchase shares of the Great-West SecureFoundation® Lifetime 2055 Fund today, you will not purchase the Certificate until January 3, 2045, you will not have any rights or benefits under the Certificate until January 3, 2045, and you will not be charged the Guarantee Benefit Fee until the end of January 2045 and, if you choose to redeem all of your shares prior to January 3, 2045, you will not be charged the Guarantee Benefit Fee.

You may also later decide that you do not want to maintain the Certificate. If so, you will need to redeem all of your shares in the Covered Fund in order to cancel the Certificate. You cannot remain invested in a Covered Fund without owning a Certificate.

Is the Certificate right for you?

The Certificate may be right for you if you believe that you may outlive your retirement investments or are concerned about market risk. If you believe that your retirement investments will be sufficient to provide for your retirement expenses regardless of market performance or your lifespan, then the Certificate may not be right for you.

The Certificate does not protect the actual value of your investments in your IRA or guarantee the Covered Fund Value. For example, if you invest $500,000 in a Covered Fund, and your Covered Fund Value has dropped to $400,000 on the Initial Installment Date, we are not required to add $100,000 to your Covered Fund Value. Instead, the Certificate guarantees that when you reach the Initial Installment Date, you may begin GAWs based upon a Benefit Base of $500,000, rather than $400,000 (so long as specified conditions are met).

The GAWs are made from your own investment. We start using our money to make Installments to you only if your Covered Fund Value is reduced to zero due to Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract ( e.g., IRA fees, custodian fees, advisory fees), and/or GAWs. We limit our risk under the Certificate in this regard by limiting the amount you may withdraw each year to your GAWs. If you need to take Excess Withdrawals, you may not receive the full benefit of the Certificate. For further information, see “The Accumulation Phase – Excess Withdrawal During the Accumulation Phase” and “The GAW Phase – Excess Withdrawals During the Accumulation Phase.”

If the return on your Covered Fund Value over time is sufficient to generate gains that can sustain constant GAWs, then the Certificate would not have provided any financial gain to you. Conversely, if the return on your Covered Fund Value over time is not sufficient to generate gains that can sustain constant GAWs, then the Certificate would be beneficial to you.

You should discuss your investment strategy and risk tolerance with your financial advisor before purchasing the Certificate. You should consider the payment of the Guarantee Benefit Fee (which is in addition to any fee paid for the Covered Fund) relative to the benefits and features of the Certificate, your risk tolerance, and proximity to retirement.

RISK FACTORS

There are a number of risks associated with the Certificate as described below.

The guarantee that may be provided under the Certificate is contingent on several conditions being met. In certain circumstances you may not realize a benefit from the Certificate.

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You may die before receiving payments from us or you may not live long enough to receive enough income to exceed the amount of the Guarantee Benefit Fees paid. If you (assuming that you are the sole Covered Person) die before the Covered Fund Value is reduced to zero, you will never receive any payments under the Certificate. The Certificate does not have any cash value or provide a death benefit. Furthermore, even if you begin to receive Installments in the Settlement Phase, you may die before receiving an amount equal to or greater than the amount you have paid in Guarantee Benefit Fees.

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The Covered Funds may perform well enough so that you may not need the guarantee that may otherwise be provided by the Certificate. The Covered Funds are managed by a registered investment adviser, Great-West Capital Management, LLC, (f/k/a GW Capital Management, LLC) (“GWCM”), a wholly owned subsidiary of Great-West. GWCM manages the Great-West SecureFoundation® Lifetime Funds to become more conservative as time goes on, which may minimize the likelihood that you will experience a significant loss of capital at an advanced age. GWCM also has the flexibility to manage the Great-West SecureFoundation® Balanced Fund conservatively. Therefore, there is a good chance that the Covered Funds will perform well enough that GAWs will not reduce Covered Fund Value to zero. As a result, the likelihood that we will make payments to you is minimal. In this case, you will have paid us the Guarantee Benefit Fee for the life of your Certificate and received no payments in the Settlement Phase in return.

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You may need to make Excess Withdrawals, which have the potential to substantially reduce or even terminate the benefits available under the Certificate. Because personal financial needs can arise unpredictably (e.g., unexpected medical bills), you may need to make a withdrawal from your Covered Fund before the start of the GAW Phase or following the start of the GAW Phase in an amount larger than the GAW. These types of withdrawals are Excess Withdrawals that will reduce or eliminate the guarantee that may otherwise be provided by the Certificate. There is no provision under the Certificate to cure any decrease in the benefits due to Excess Withdrawals. To avoid making Excess Withdrawals, you will need to carefully manage your withdrawals. The Certificate does not require us to warn you of Excess Withdrawals or other actions with adverse consequences.

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You may choose to cancel your Certificate prior to a severe market downturn. The Certificate is designed to protect you from outliving the assets in your Covered Fund. If you terminate the Certificate before reaching the GAW Phase or Settlement Phase, we will not make payments to you, even if subsequent Covered Fund performance reduces your Covered Fund Value to zero.

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You might not begin making GAWs at the most financially beneficial time for you. Because of decreasing life expectancy as you age, in certain circumstances, the longer you wait to start taking GAWs, the less likely it is that you will benefit from your Certificate. On the other hand, the earlier you begin taking GAWs, the lower the GAW Percentage you will receive and therefore the lower your GAWs (if any) will be. Because of the uncertainty of how long you will live and how your investments will perform over time, it will be difficult for you to determine the most financially beneficial time to begin making GAWs.

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If you terminate or change the provider of your IRA, you may never receive a benefit from the Certificate. The Certificate is currently available to participants in certain IRAs. The Certificate is held by the IRA trustee or custodian as an asset of each participant’s IRA. If your IRA is terminated, such as by a full distribution of all of the assets in the IRA, or moved to an IRA provider that does not offer the Certificate, you will cause your Certificate to terminate. In that case, you may never receive a benefit from the Certificate, and the Guarantee Benefit Fee will not be refunded.

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We reserve the right to increase the Guarantee Benefit Fee at any time. If we increase the Guarantee Benefit Fee, then depending upon how long you live, you may not receive enough income to exceed the amount of total fees paid.

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The deduction of the Guarantee Benefit Fee each month will negatively affect the growth of your Covered Fund Value. The growth of your Covered Fund Value is likely important to you because you may never receive Installments during Settlement Phase. Therefore, depending on how long you live and how your investments perform, you may be financially better off without purchasing the Certificate.

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The Certificate limits your investment choices. Only certain funds are available under the Certificate. These Covered Funds may be managed in a more conservative fashion than other mutual funds available to you. If you do not purchase the Certificate, it is possible that you may invest in other mutual funds (or other types of investments) that experience higher growth or lower losses, depending on the market, than the Covered Funds experience. It is impossible to know how various investments will fare on a comparative basis.

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Covered Funds may become ineligible. If the Covered Fund that you invest in becomes ineligible for the Certificate, you will be forced to Transfer the Covered Fund Value to another Covered Fund. If the Transfer is not a same day Transfer, then it could cause your Certificate to be canceled. See “Adding and Removing Covered Funds.” We reserve the right to designate Covered Funds that were previously eligible for use with the Certificate as ineligible for use with the Certificate, for any reason including due to changes to their investment objectives. In the event that all Covered Funds become ineligible or are liquidated, we will designate a new fund as a Covered Fund. The new Covered Fund may have higher fees and charges and different investment objectives/strategies than the ineligible Covered Fund. In addition, designating a new fund as a Covered Fund may result in an increase in the current Guarantee Benefit Fee, which will not exceed the maximum Guarantee Benefit Fee of 1.5%. The Guarantee Benefit Fee will not be refunded if the Covered Funds become ineligible or are liquidated.

The Group Contract and Certificate may terminate.

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The Group Contract Owner or Great-West may terminate the Group Contract. If the Group Contract Owner or Great-West terminates the Group Contract, such termination will not adversely affect your rights under the Group Contract, except that we will not permit additional Certificate Contributions to the Covered Fund. However, we will accept reinvested dividends and capital gains. You will still be obligated to pay the Guarantee Benefit Fee. See “Termination of the Group Contract.”

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The IRA may terminate. IRAs can be terminated, such as by a full distribution of all of the assets in the IRA. You generally can choose to discontinue your own IRA, and either receive a distribution from the IRA or transfer it to another IRA provider. Also, most IRA providers reserve the right to resign from the IRA; if that happens, in most cases you can choose to have your IRA either distributed to you or transferred to another IRA provider. In the event of a complete IRA termination, either because your IRA is distributed to you or transferred to another IRA provider that does not offer the Certificate, then all benefits, rights, and privileges provided by the Group Contract, including without limitation, the Certificate, shall terminate. In this event, you may choose to utilize the Covered Fund Value in the ways described later in this prospectus under “Termination of the Group Contract—Other Termination.” The Guarantee Benefit Fee will not be refunded if the IRA terminates.

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The Certificate will terminate if the Guaranteed Benefit Fee is not paid. If we do not receive the Guarantee Benefit Fee (except during Settlement Phase), including as a result of the failure of your IRA custodian to submit it to us, the Certificate will terminate as of the date that the fee is due.

Your receipt of payments from us is subject to our claims paying ability.

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Any payments we are required to make to you under the Certificate will depend on our long-term ability to make such payments. We will make all payments under the Certificate in Settlement Phase from our general account, which is not insulated from the claims of our third party creditors. Therefore, your receipt of payments from us is subject to our claims paying ability. The Covered Funds do not make payments under the GLWB.

Currently, our financial strength is rated by three nationally recognized statistical rating organizations (“NRSRO”), ranging from superior to excellent to very strong. Our ratings reflect the NRSROs’ opinions that we have a superior, excellent, or a very strong ability to meet our ongoing obligations. An excellent and very strong rating means that we may have somewhat larger long-term risks than higher rated companies that may impair our ability to pay benefits payable on outstanding insurance policies on time. The financial strength ratings are the NRSROs’ current opinions of our financial strength with respect to our ability to pay under our outstanding insurance policies according to their terms and the timeliness of payments. The NRSRO ratings are not specific to the Certificate.

You may obtain information on our financial condition by reviewing Form 10-K, which is the Annual Report we file with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934. Our Form 10-K for the fiscal year ended December 31, 2012, is incorporated herein by reference. For further information, see “Financial Condition of the Company” later in this prospectus.

There may be tax consequences associated with the Certificate.

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The Certificate is novel and innovative and to date, the tax consequences of the Certificate have not been addressed in published legal authorities. You should consult a tax advisor before purchasing a Certificate. See “Taxation of the Certificate” later in this prospectus for further discussion of tax issues relating to the Certificate.

Other Information

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You should be aware of various regulatory protections that do and do not apply to the Certificate. Your Certificate is registered in accordance with the Securities Act of 1933. The issuance and sale of your Certificate must be conducted in accordance with the requirements of the Securities Act of 1933. We are also subject to applicable periodic reporting requirements and other requirements imposed by the Securities Exchange Act of 1934.

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We are neither an investment company nor an investment adviser and do not provide investment advice to you in connection with the Certificate. Therefore, we are not governed by the Investment Advisers Act of 1940 (the “Advisers Act”) or the Investment Company Act of 1940 (the “1940 Act”). Accordingly, the protections provided by the Advisers Act and the 1940 Act are not applicable with respect to our sale of the Certificate to you.

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The Certificate does not protect the assets in your IRA from your creditors. The assets in your IRA are owned by you and not us. We have no control over any of the assets in your IRA. The assets in your IRA are not subject to our creditors. However, assets in your IRA may be subject to being directly attached by your creditors. Any liquidation of any Covered Fund will be considered an Excess Withdrawal and it may reduce your Benefit Base.

THE CERTIFICATE

The Certificate is a group fixed deferred annuity certificate. Certificates are offered only to IRA owners whose assets are invested in one or more Covered Funds. The Certificates are designed for IRA owners who intend to use the investments in the Covered Fund in their IRA as the basis for periodic withdrawals (such as systematic withdrawal programs involving regular annual withdrawals of a certain percentage of the Covered Fund Value) to provide income payments for retirement or for other purposes. For more information about the Covered Funds, you should talk to your advisor and review the accompanying prospectuses for the Covered Funds.

Provided that specified conditions are met, the Certificate provides for a guaranteed income over the remaining life of the Certificate Owner (or, if these are joint Covered Persons, the remaining lives of both joint Covered Persons), should the Covered Fund Value equal zero as a result of GAWs, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or Covered Fund performance.

INVESTMENT OPTIONS – THE COVERED FUNDS

The Certificate provides protection relating to your Covered Funds by ensuring that, regardless of how your Covered Fund(s) actually performs or the actual Covered Fund Value when you begin your GAWs for retirement or other purposes, you will receive predictable income payments for as long as you live so long as specified conditions are met.

In general, if you purchase shares of one of the Covered Funds, you are required to purchase the Certificate. Currently, you may elect to purchase the Certificate by completing the election form and purchasing one or more of the Covered Funds described below. The actual date of purchase of the Certificate will depend on which Covered Fund shares you purchase. For the Great-West SecureFoundation® Lifetime Funds, you do not actually purchase the Certificate until the first Business Day of the year that is ten years prior to the date in the name of the fund, which is known as the “Guarantee Trigger Date.” (The Guarantee Trigger Date is also your Certificate Election Date.) Thus, it is possible to redeem the shares of a Great-West SecureFoundation® Lifetime Fund prior to the Guarantee Trigger Date. For example, if you purchase shares of the Great-West SecureFoundation® Lifetime 2055 Fund, you will not purchase the Certificate until January 3, 2045, you will not have any rights or benefits under the Certificate until January 3, 2045, and you will not be charged the Guarantee Benefit Fee until the end of January 2045, and if you choose to redeem all of your shares prior to January 3, 2045, you will not be charged the Guarantee Benefit Fee.

If you later decide that you do not want to maintain the Certificate, you will need to redeem all of your shares in the Covered Fund in order to cancel the Certificate. You cannot remain invested in a Covered Fund without owning a Certificate.

You should note that the Company issues the Certificates, but the Company is not your investment adviser and does not provide investment advice to you in connection with the Certificate.

As described in more detail in the Covered Fund prospectuses, in addition to the Guarantee Benefit Fee, there are certain fees and charges associated with the Covered Funds, which may reduce your Covered Fund Value. These fees may include management fees, distribution fees, acquired fund fees and expenses, redemption fees, exchange fees, advisory fees, and/or administrative fees.

The following information about the Covered Funds is only a summary of important information you should know. More detailed information about the Covered Funds’ investment strategies and risks are included in each Covered Fund’s prospectus. Please read that separate prospectus carefully before investing in a Covered Fund.

GREAT-WEST SECUREFOUNDATION® BALANCED FUND

The fund is designed for investors seeking a professionally designed asset allocation program to simplify the accumulation of assets prior to retirement together with the potential benefit of the guarantee that may be provided by the Certificate. The fund strives to provide shareholders with a high level of diversification primarily through both a professionally designed asset allocation model and professionally selected investments in underlying portfolios (the “Underlying Portfolios”). The intended benefit of asset allocation is diversification, which is expected to reduce volatility over the long-term.

The fund is a “fund of funds” that pursues its investment objective by investing in other mutual funds, including Underlying Portfolios that may or may not be affiliated with the Great-West SecureFoundation® Balanced Fund, cash and cash equivalents.

Only the Class L share class of the Great-West SecureFoundation® Balanced Fund is available. Class L shares have a distribution or “Rule 12b-1” plan. The distribution plan provides for a distribution fee that is paid out of Class L’s assets on an ongoing basis. Because the distribution fee is paid out of Class L’s assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Investment Objective.

The fund seeks long-term capital appreciation and income.

Principal Investment Strategies.

Under normal conditions, the fund will invest 50-70% of its net assets (plus the amount of any borrowings for investment purposes) in Underlying Portfolios that invest primarily in equity securities and 30-50% of its net assets (plus the amount of any borrowings for investment purposes) in Underlying Portfolios that invest primarily in fixed income securities.

GREAT-WEST SECUREFOUNDATION® LIFETIME FUNDS

There are nine separate Great-West SecureFoundation® Lifetime Funds. These are the:

Great-West SecureFoundation® Lifetime 2015 Fund

Great-West SecureFoundation® Lifetime 2020 Fund

Great-West SecureFoundation® Lifetime 2025 Fund

Great-West SecureFoundation® Lifetime 2030 Fund

Great-West SecureFoundation® Lifetime 2035 Fund

Great-West SecureFoundation® Lifetime 2040 Fund

Great-West SecureFoundation® Lifetime 2045 Fund

Great-West SecureFoundation® Lifetime 2050 Fund

Great-West SecureFoundation® Lifetime 2055 Fund

Each Great-West SecureFoundation® Lifetime Fund provides an asset allocation strategy and is designed to meet certain investment goals based on an investor’s investment horizon (such as projected retirement date) and personal objectives.

Each Great-West SecureFoundation® Lifetime Fund is a “fund of funds” that pursues its investment objective by investing in other mutual funds, including mutual funds that may or may not be affiliated with the Great-West SecureFoundation® Lifetime Funds (collectively, “Underlying Portfolios”), a fixed interest contract issued and guaranteed by GWL&A, cash, and cash equivalents. The Great-West SecureFoundation® Lifetime Funds use asset allocation strategies to allocate assets among the Underlying Portfolios.

Only the Class L share class of the Great-West SecureFoundation® Lifetime Funds is available. Class L shares have a distribution or “Rule 12b-1” plan. The distribution plan provides for a distribution fee that is paid out of Class L’s assets on an ongoing basis. Because the distribution fee is paid out of Class L’s assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Investment Objective.

Each Great-West SecureFoundation® Lifetime Fund seeks long-term capital appreciation and income consistent with its current asset allocation.

Principal Investment Strategies.

Each Great-West SecureFoundation® Lifetime Fund seeks to achieve its objective by investing in a professionally selected mix of Underlying Portfolios that is tailored for investors planning to retire in, or close to, the year designated in the name of the SecureFoundation Lifetime Fund. Depending on its proximity to the year designated in the name of the Great-West SecureFoundation® Lifetime Fund, each Great-West SecureFoundation® Lifetime Fund employs a different combination of investments among different Underlying Portfolios in order to emphasize, as appropriate, growth, income, and/or preservation of capital. Over time until the Guarantee Trigger Date, each Great-West SecureFoundation® Lifetime Fund’s asset allocation strategy will generally become more conservative, with greater emphasis on investments that provide for income and preservation of capital, and less on those offering the potential for growth. Once a Great-West SecureFoundation® Lifetime Fund reaches its Guarantee Trigger Date, the asset allocation between equity and fixed-income investments is anticipated to become relatively static, subject to any revisions to the asset classes, asset allocations, and Underlying Portfolios made by Great-West Capital Management, LLC. After its Guarantee Trigger Date, it is anticipated that each Great-West SecureFoundation® Lifetime Fund will invest 50-70% of its net assets in Underlying Portfolios that invest primarily in equity securities and 30-50% of its net assets in Underlying Portfolios that invest primarily in fixed income securities.

ADDING AND REMOVING COVERED FUNDS

We may, without the consent of you or the Group Contract Owner, offer new Covered Fund(s) or cease offering Covered Fund(s). We will notify the Group Contract Owner whenever the Covered Fund(s) are changed. If we cease offering a Covered Fund in which you are invested, then you will be forced to Transfer the Covered Fund Value to another Covered Fund. This Transfer must be a same day Transfer between Covered Funds (i.e., shares of a Covered Fund are sold and shares of another Covered Fund are purchased on the same day). If it is not a same day Transfer between Covered Funds, then this is considered an Excess Withdrawal. Excess Withdrawals could cause the Benefit Base of the Covered Fund(s) to be reduced to zero, which would generally cause your Certificate to be canceled. In the event that we cease offering all of the Covered Funds, we will designate a new fund as a Covered Fund. The new Covered Fund may have higher fees and charges and different investment objectives/strategies than the ineligible Covered Fund. In addition, designating a new fund as a Covered Fund, may result in an increase in the current Guarantee Benefit Fee, which will not exceed the maximum Guarantee Benefit Fee of 1.5%.

IRA ROLLOVERS

You may fund your IRA with proceeds rolled over or directly transferred from a tax-deferred retirement plan established under Section 401(a), 401(k), 403(b), or 457(b) of the Code (“tax-deferred retirement plan”). If your rollover is from a tax-deferred retirement plan and you have previously elected a Great-West guaranteed lifetime withdrawal product as part of your investments in your tax-deferred retirement plan, your Benefit Base may be equal to your benefit base as it existed under your prior tax-deferred retirement plan immediately prior to your rollover. Your new Benefit Base after the IRA rollover will only equal the benefit base you had under your tax-deferred retirement plan if you: (a) invest the rollover or transfer proceeds covered by the Great-West guaranteed lifetime withdrawal benefit product immediately prior to distribution from the tax-deferred retirement plan in the Covered Fund(s); (b) invest in the same Covered Fund approved by Great-West, as described below, except if you are in Settlement Phase; and (c) you Request the restoration of the benefit base as it existed under your tax-deferred retirement plan. To maintain the same Benefit Base, you must be in the same Phase that you were in at the time of the rollover or transfer after the rollover or transfer is complete. If you do not meet these requirements, a new Benefit Base will be established that is equal to your Covered Fund Value as of the date of the rollover and your Guarantee Benefit fee will be calculated as a percentage of your Covered Fund Value.

In order to be eligible to maintain your Benefit Base from your tax-deferred retirement plan, you must invest in the corresponding Covered Fund in the IRA as described below:

Covered Fund held in tax-deferred retirement plan	Corresponding Covered Fund in IRA
Great-West SecureFoundation® Balanced Fund – Class G or Class G1	Great-West SecureFoundation® Balanced Fund – Class L

Great-West SecureFoundation® Lifetime 2015 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2015 Fund – Class L

Great-West SecureFoundation® Lifetime 2020 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2020 Fund – Class L

Great-West SecureFoundation® Lifetime 2025 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2025 Fund – Class L

Great-West SecureFoundation® Lifetime 2030 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2030 Fund – Class L

Great-West SecureFoundation® Lifetime 2035 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2035 Fund – Class L

Great-West SecureFoundation® Lifetime 2040 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2040 Fund – Class L

Great-West SecureFoundation® Lifetime 2045 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2045 Fund – Class L

Great-West SecureFoundation® Lifetime 2050 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2050 Fund – Class L

Great-West SecureFoundation® Lifetime 2055 Fund – Class G or Class G1	Great-West SecureFoundation® Lifetime 2055 Fund – Class L

Great-West SecureFoundation® Balanced Trust	Great-West SecureFoundation® Balanced Fund – Class L

Great-West SecureFoundation® Lifetime 2015 Trust	Great-West SecureFoundation® Lifetime 2015 Fund – Class L

Great-West SecureFoundation® Lifetime 2020 Trust	Great-West SecureFoundation® Lifetime 2020 Fund – Class L

Great-West SecureFoundation® Lifetime 2025 Trust	Great-West SecureFoundation® Lifetime 2025 Fund – Class L

Great-West SecureFoundation® Lifetime 2030 Trust	Great-West SecureFoundation® Lifetime 2030 Fund – Class L

Covered Fund held in tax-deferred retirement plan	Corresponding Covered Fund in IRA
Great-West SecureFoundation® Lifetime 2035 Trust	Great-West SecureFoundation® Lifetime 2035 Fund – Class L

Great-West SecureFoundation® Lifetime 2040 Trust	Great-West SecureFoundation® Lifetime 2040 Fund – Class L

Great-West SecureFoundation® Lifetime 2045 Trust	Great-West SecureFoundation® Lifetime 2045 Fund – Class L

Great-West SecureFoundation® Lifetime 2050 Trust	Great-West SecureFoundation® Lifetime 2050 Fund – Class L

Great-West SecureFoundation® Lifetime 2055 Trust	Great-West SecureFoundation® Lifetime 2055 Fund – Class L

Your new Covered Fund Value after the IRA rollover will initially equal the Covered Fund Value as of the date of the rollover. We will calculate your Guarantee Benefit Fee as a specified percentage of your Covered Fund Value.

THE ACCUMULATION PHASE

As stated previously in this prospectus, the Certificate has three phases: an “Accumulation Phase,” “GAW Phase,” and “Settlement Phase.” The Accumulation Phase is described in the following section of this prospectus.

The Accumulation Phase is the period of time between the Certificate Election Date, which is the date your Certificate is issued by Great-West, and the first day of the GAW Phase. During this Phase, you will establish your Benefit Base which will be used later to determine the amount of your GAWs.

Covered Fund Value.

Your Covered Fund Value is the aggregate value of the shares in each Covered Fund held in your Account. If your Covered Fund Value is reduced to zero as a result of Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract ( e.g., IRA fees, custodian fees, advisory fees), and/or GAWs, we will make annual payments to you for the rest of your life. See “The Settlement Phase” below. Your Covered Fund Value also determines the amount of the Guarantee Benefit Fee we deduct under the Certificate. See “Guarantee Benefit Fee” below.

Your Covered Fund Value is an actual cash value separate from your Benefit Base (which is only used to calculate Installment Payments during the GAW Phase and the Settlement Phase). Your Covered Fund Value and your Benefit Base may not be equal to one another.

We do not increase or decrease your Covered Fund Value. Rather, your Covered Fund Value is increased or decreased in the same manner that all mutual fund values increase or decrease. For example, reinvested dividends, settlements, and positive Covered Fund performance (including capital gains)) will increase your Covered Fund Value, and fees and expenses associated with the Covered Funds and negative Covered Fund performance (including capital losses) will decrease your Covered Fund Value.

Your Covered Fund Value will also increase each time you purchase additional fund shares, such as by making a Certificate Contribution, and will decrease each time you redeem shares, such as through payment of the Guarantee Benefit Fee or as a result of Distributions, Excess Withdrawals, Installments, and Transfers from a Covered Fund to another investment option offered under the IRA (other than another Covered Fund).

Your Covered Fund Value is not affected by any Ratchet or Reset of the Benefit Base (described below).

Benefit Base.

Your Benefit Base is separate from your Covered Fund Value. It is not a cash value. Rather, your Benefit Base is used to calculate Installment Payments during the GAW Phase and the Settlement Phase. Your Benefit Base and your Covered Fund Value may not be equal to one another.

On your Certificate Election Date, the initial Benefit Base is equal to your Covered Fund Value on that date. However, if your initial Certificate Contribution is a rollover from a tax deferred retirement plan, your Benefit Base may instead equal the benefit base you had under your tax deferred retirement plan. See “IRA Rollovers” above for more information. Each Covered Fund will have its own Benefit Base. A Covered Fund Benefit Base cannot be transferred to another Covered Fund unless we require a Transfer as a result of the Covered Fund being eliminated or liquidated.

•	We increase your Benefit Base on a dollar-for-dollar basis each time you make a Certificate Contribution.

•	We decrease your Benefit Base on a proportionate basis each time you make an Excess Withdrawal.

•

On each Ratchet Date (described below), we will increase your Benefit Base to equal your current Covered Fund Value if your Covered Fund Value is greater than your Benefit Base. (If so, your Benefit Base will then reflect positive Covered Fund performance.)

A few things to keep in mind regarding the Benefit Base:

•

The Benefit Base is used only for purposes of calculating your Installment Payments during the GAW Phase and the Settlement Phase. It has no other purpose. The Benefit Base does not provide and is not available as a cash value or settlement value.

•	It is important that you do not confuse your Benefit Base with the Covered Fund Value.

•

During the Accumulation Phase and the GAW Phase, the Benefit Base will be re-calculated each time you make a Certificate Contribution or Excess Withdrawal, as well as on an annual basis as described below, which is known as your Ratchet Date.

Subsequent Certificate Contributions to Your Account.

During the Accumulation Phase, you may make additional Certificate Contributions to the Covered Funds in addition to your initial Certificate Contribution. Subsequent Certificate Contributions can be made by cash deposit (subject to limitations under federal tax law), Transfers, or may include rollovers from other retirement accounts. Additional Certificate Contributions may not be made after the Accumulation Phase ends.

All additional Certificate Contributions made after the Certificate Election Date will increase the Benefit Base dollar-for-dollar on the date the Certificate Contribution is made. We will not consider the additional purchase of shares of a Covered Fund through reinvested dividends, capital gains, and/or settlements to be a Certificate Contribution. However, they will increase the Covered Fund Value.

Great-West reserves the right to refuse additional Certificate Contributions at any time and for any reason. If Great-West refuses additional Certificate Contributions, you will retain all other rights under the Certificate.

Ratchet Date Adjustments to the Benefit Base.

During the Accumulation Phase, the Benefit Base will be evaluated and, if necessary, adjusted on an annual basis. This is known as the Ratchet Date and it occurs on the anniversary of the Certificate Election Date. It is important to be aware that even though your Covered Fund Value may increase throughout the year due to dividends, capital gains, or settlements from the underlying Covered Fund, the Benefit Base will not similarly increase until the next Ratchet Date. Unlike Covered Fund Value, your Benefit Base will never decrease solely due to negative Covered Fund performance.

On each Ratchet Date during the Accumulation Phase, the Benefit Base is automatically adjusted (“ratcheted”) to the greater of:

(a)	the current Benefit Base; or

(b)	the current Covered Fund Value.

Example of Ratchet Date Adjustments during the Accumulation Period

Assume the following:

Benefit Base on Certificate Election Date (of January 2, 2013) = $100,000

Covered Fund Value on Certificate Election Date = $100,000

Increase in Covered Fund Value due to Dividends and Capital Gains paid July 1, 2013 = $5,000

Covered Fund Value on July 1, 2013 = $105, 000

Benefit Base on July 1, 2013 = $100,000

No other Certificate Contributions, Dividends, or Capital Gains are paid to the Account for the rest of the year.

Covered Fund Value on January 2, 2014 = $105,000

So, because the Covered Fund Value is greater than the Benefit Base on the Ratchet Date (January 2, 2014), the Benefit Base is adjusted to $105,000 effective January 2, 2014.

Excess Withdrawals During the Accumulation Phase.

Because the Certificate is held in your IRA, you may make withdrawals or change your Account investments at any time and in any amount that you wish, subject to any federal tax limitations. During the Accumulation Phase, however, any withdrawals or Transfers from your Covered Fund Value will be categorized as Excess Withdrawals. Any withdrawals to satisfy your required distribution obligations under the Code will be considered an Excess Withdrawal if taken during the Accumulation Phase.

You should carefully consider the effect of an Excess Withdrawal on both the Benefit Base and the Covered Fund Value during the Accumulation Phase, as this may affect your future benefits under the Certificate. In the event you decide to take an Excess Withdrawal, as discussed below, your Covered Fund Value will be reduced dollar-for-dollar in the amount of the Excess Withdrawal. The Benefit Base will be reduced at the time the Excess Withdrawal is made by the ratio of the Covered Fund Value after the Excess Withdrawal reduction is applied. Accordingly, your Benefit Base could be reduced by more than the amount of the withdrawal.

Example of Effects of an Excess Withdrawal taken during the Accumulation Period

Assume the following:

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

So ,

Covered Fund Value after adjustment = $50,000 - $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

Types of Excess Withdrawals.

A Distribution or Transfer during the Accumulation Phase is considered an Excess Withdrawal. An Excess Withdrawal will reduce your Benefit Base and Covered Fund Value. A Distribution occurs when money is paid to you from the Covered Fund Value. A Transfer occurs when you transfer money from a Covered Fund to another IRA investment. A Transfer will occur even if you transfer money from one Covered Fund to a different Covered Fund in your IRA. If you Transfer any amount out of out of the Great-West SecureFoundation® Balanced Fund or the Great-West SecureFoundation® Lifetime Funds after the Guarantee Trigger Date, then you will be prohibited from making any Transfers into the same Covered Fund for at least ninety (90) calendar days.

Note: The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Covered Fund. You should carefully monitor your Covered Fund, any withdrawals from your Covered Fund, and any changes to your Benefit Base. You may contact us at 1-866-317-6586 for information about your Benefit Base.

Treatment of a Distribution During the Accumulation Phase.

At the time of any partial or periodic Distribution, if the Covered Person is 55 years of age or older, you may elect to begin the GAW Phase (as described below) and begin receiving GAWs at that time. If you choose not to begin the GAW Phase, the Distribution will be treated as an Excess Withdrawal and will reduce your Covered Fund Value and your Benefit Base (as described above).

If the Covered Person is not yet 55 years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal as described above.

Any Distribution made during the Accumulation Phase to satisfy any contribution limitation imposed under federal law will be considered an Excess Withdrawal at all times. You should consult a qualified tax advisor regarding contribution limits and other tax implications.

Death During the Accumulation Phase.

If a GLWB Elector dies during the Accumulation Phase, then we will terminate the Certificate and pay the Covered Fund Value to the Beneficiary in accordance with the terms of the IRA (unless an election is made by a Beneficiary that is the spouse of the GLWB Elector). A Beneficiary that is the spouse of the GLWB Elector may choose either to:

•	become a new GLWB Elector and maintain the deceased GLWB Elector’s current Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of death; or

•	to establish a new Account with a new Benefit Base based on the current Covered Fund Value on the date of the deceased GLWB Elector’s death.

In either situation, the spouse Beneficiary shall become a GLWB Elector and the Ratchet Date will be the date when his or her Account is established.

A Beneficiary who is not the spouse of the GLWB Elector cannot elect to maintain the current Benefit Base, but may elect to establish a new Account. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent to that the Beneficiary becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the IRA Contract, and the Code. Any election made by Beneficiary pursuant to this section is irrevocable.

THE GAW PHASE

The GAW Phase begins when you elect to receive GAWs under the Certificate. The GAW Phase continues until the Covered Fund Value reaches zero and the Settlement Phase begins.

The GAW Phase cannot begin until all Covered Persons attain age 55 and are eligible to begin distributions under the IRA and the Code. The Code generally permits distributions from IRAs at any time (subject to a penalty tax in some cases), as do most (but not all) IRAs. Installments will not begin until Great-West receives appropriate and satisfactory information about the age of the Covered Person(s) in good order and in manner reasonably satisfactory to Great-West.

In order to initiate the GAW Phase, you must submit a written Request to Great-West. At that time, you must provide sufficient documentation for Great-West to determine the age of each Covered Person.

Because the GAW Phase cannot begin until all Covered Persons under the Certificate attain age 55, any Distributions taken before then will be considered Excess Withdrawals and will be deducted from the Covered Fund Value and Benefit Base. See “Accumulation Phase” for more information. No Certificate Contributions may be made to the Covered Fund(s) on and after the Initial Installment Date, which is the date that GAWs begin.

Because of decreasing life expectancy as you age, in certain circumstances, the longer you wait to start taking GAWs, the less likely it is that you will benefit from your Certificate. On the other hand, the earlier you begin taking GAWs, the lower the GAW Percentage you will receive and therefore the lower your GAWs (if any) will be. You should talk to your advisor before initiating the GAW Phase to determine the most financially beneficial time for you to begin taking GAWs.

Installments.

It is important that you understand how the GAW is calculated because it will affect the benefits you receive under the Certificate. Once the GAW Phase has been initiated and the age of the Covered Person(s) is verified, we will determine the amount of the GAW.

To determine the amount of the GAW, we will compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date. If the Covered Fund Value is greater than the Benefit Base, we will increase the Benefit Base to equal the Covered Fund Value, and the GAW will be based on the increased Benefit Base amount.

During the GAW Phase, your Benefit Base will receive an annual adjustment or “ratchet” just as it did during the Accumulation Phase. Your Ratchet Date will become the anniversary of Initial Installment Date and will no longer be the anniversary of the Certificate Election Date.

Just like the Accumulation Phase, the Benefit Base will be automatically adjusted on an annual basis, on the Ratchet Date, to the greater of:

(a) the current Benefit Base; or

(b) the current Covered Fund Value.

Your Benefit Base is used to calculate the GAW you receive. However, even though the Benefit Base is adjusted annually, your GAW% will not change unless you request a Reset of the GAW%. See “The GAW Phase—Optional Resets of the GAW% During the GAW Phase” below.

It is important to note that Installments during the GAW Phase will reduce your Covered Fund Value on a dollar-for-dollar basis, but they will not reduce your Benefit Base.

Calculation of Installment Amount.

The GAW% is based on the age of the Covered Person(s) as of the date we calculate the first Installment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person.

The GAW is based on a percentage of the Benefit Base pursuant to the following schedule:

Sole Covered Person	Joint Covered Person
4.0% for life at ages 55-64	3.5% for youngest joint life at ages 55-64
5.0% for life at ages 65-69	4.5% for youngest joint life at ages 65-69
6.0% for life at ages 70-79	5.5% for youngest joint life at ages 70-79
7.0% for life at ages 80+	6.5% for youngest joint life at ages 80+

The GAW will then be calculated by multiplying the Benefit Base by the GAW%. The amount of the Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as described below.

Numerical Example of GAW Calculation

Assume the following:

Sole Covered Person

Age of Covered Person at Initial Installment Date: 60

Covered Fund Value = $120,000

Current Benefit Base = $115,000

Adjusted Benefit Base at Initial Installment Date = $120,000*

GAW% based on Age = 4.0%

GAW% x (Adjusted Benefit Base) = 4.0% x $120,000 = $4,800

Installment Frequency = Monthly (12 payments per year)

So GAW/Installment Frequency = $4,800/12 = $400

The monthly Installment will be $400

Numerical Example of GAW Calculation, Joint Covered Persons

Assume the following:

Joint Covered Persons

Age of primary Covered Person at Initial Installment Date: 65

Age of joint Covered Person at Initial Installment Date: 58

Youngest Age for Determination of GAW: 58

Covered Fund Value = $120,000

Current Benefit Base = $115,000

Adjusted Benefit Base at Initial Installment Date = $120,000*

GAW% based on Age = 3.5%

GAW% x (Adjusted Benefit Base) = 3.5% x $120,000 = $4,200

Installment Frequency = Monthly (12 payments per year)

So GAW/Installment Frequency = $4,200/12 = $350

The monthly Installment will be $350

*	On the Initial Installment Date, we compare the current Benefit Base to the current Covered Fund Value. If the Covered Fund Value is greater than the Benefit Base, we will increase the Benefit Base to equal the Covered Fund Value, and the GAW will be based on the increased Benefit Base amount. See “Installments” above.

Any election which affects the calculation of the GAW is irrevocable. Please consider all relevant factors when making an election to begin the GAW Phase. For example, an election to begin receiving Installments based on a sole Covered Person cannot subsequently be changed to joint Covered Persons once the GAW Phase has begun. Similarly, an election to receive Installments based on joint Covered Persons cannot subsequently be changed to a sole Covered Person, nor may the beneficiary designation of a joint election be changed.

Installment Frequency Options.

Your Installment Frequency Options are as follows:

(a) Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually, or next business day, thereafter.

(b) Semi-Annual – half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary, or next business day, thereafter.

(c) Quarterly – one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary, or next business day, thereafter.

(d) Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary, or next business day, thereafter.

You may Request to change the Installment Frequency Option starting on each Ratchet Date during the GAW Phase.

Lump Sum Distribution Option.

At any time during the GAW Phase, if you are receiving Installments more frequently than annually, you may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year.

Numerical Example of Lump Sum Distribution

Assume the following:

GAW = $4,800 with a monthly distribution of $400

Three monthly Installments have been made (3 x $400 = $1,200)

Remaining GAW = GAW – paid Installments to date = $4,800 - $1,200 = $3,600

So, a Lump Sum Distribution of $3,600 may be taken.

Suspending and Re-Commencing Installments After a Lump Sum Distribution.

It is your responsibility to Request the suspension of the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date and to re-establish Installments upon the next Ratchet Date, if applicable. If you choose not to suspend the remaining Installments for the year, an Excess Withdrawal may occur. See “- Effect of Excess Withdrawals During the GAW Phase” described below.

After receiving a Lump Sum Distribution and suspending Installments, you must notify Great-West that you wish to recommence Installment payments for the next year. Great-West must receive notice 30 calendar days before the next Ratchet Date that you wish to recommence payments; otherwise, Great-West will not make any Installments. The Ratchet Date will not change if Installments are suspended.

Optional Resets of the GAW% During the GAW Phase.

You may Request, on an annual basis, a Reset of the GAW% during the GAW Phase at least thirty (30) calendar days prior to the Ratchet Date.

If requested, Great-West will multiply the Covered Fund Value as of the Ratchet Date by the GAW% (based on your, or the younger joint Covered Person’s, Attained Age on the Ratchet Date) and determine if it is higher than the current Benefit Base multiplied by the current applicable GAW%. If so, the current GAW% will change to the Attained Age GAW% and the Benefit Base will change to the current Covered Fund Value as of the Ratchet Date. If it does not, the Reset shall be void but a Ratchet may still occur. If the Reset takes effect, it will be effective on the Ratchet Date as the Ratchet Date does not change due to Reset.

If	(Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) is greater than
(Current GAW%) x (Current Benefit Base)

Then	(Attained Age GAW%) x (Covered Fund Value as of Ratchet Date) becomes new GAW and
(Covered Fund Value) = (New Benefit Base)

Numerical Example When Reset is Beneficial

Assume the following:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $120,000

Current Benefit Base = $125,000

Current GAW% before Ratchet Date: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200

So New GAW Amount is $7,200

New Benefit Base is $120,000

New GAW% is 6%

Numerical Example When Reset is NOT Beneficial

Assume the following:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $75,000

Current Benefit Base = $125,000

Current GAW% before Ratchet: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500

So, because $4,500 is less than current GAW of $5,000, no Reset occurs.

Effect of Excess Withdrawals During the GAW Phase.

After the Initial Installment Date, a Distribution or Transfer that is greater than the GAW will be considered an Excess Withdrawal. The Benefit Base will be adjusted by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

If an Excess Withdrawal occurs, the GAW and current Benefit Base will be adjusted on the next Ratchet Date.

Numerical Example Effect of Excess Withdrawals During the GAW Phase

Assume the following:

Covered Fund Value before GAW = $55,000

Benefit Base = $100,000

GAW%: 5%

GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000

So,

Excess Withdrawal = $10,000 – $5,000 = $5,000

Covered Fund Value after GAW = $55,000 – $5,000 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000

Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90

Adjusted Benefit Base = $100,000 x 0.90 = $90,000

Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

Withdrawals taken during the GAW Phase to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), will be deemed to be within the contract limits for your Certificate and will not be treated as Excess Withdrawals. The required minimum distribution shall not exceed the required minimum distribution amount calculated under the Code and regulations issued thereunder as in effect on the Certificate Date. In the event of a dispute about the required minimum distribution amount, our determination will govern.

Note: The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Covered Fund. You should carefully monitor your Covered Fund, any withdrawals from your Covered Fund, and any changes to your Benefit Base. You may contact us at 1-866-317-6586 for information about your Benefit Base.

Death During the GAW Phase.

If You Die After the Initial Installment Date as a Sole Covered Person.

If you die after the Initial Installment date without a joint Covered Person, the Certificate will terminate and no further Installments will be paid. The remaining Covered Fund Value shall be distributed to the Beneficiaries in accordance with the IRA. If permitted by the IRA and the Code, the GLWB Elector’s Beneficiary may elect to become an Owner in which event an initial Benefit Base shall be established and he or she will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code. This will be a new Certificate Election Date. Any election made by the Beneficiary is irrevocable.

If You Die After the Initial Installment Date while Joint Covered Person is Living.

Upon your death after the Initial Installment Date, and while the joint Covered Person is still living, the joint Covered Person/Beneficiary may elect to become an Owner (if permitted by the IRA and the Code) and he or she will acquire all rights under the Certificate and continue to receive GAW Installments based on your original election. Installments may continue to be paid to the surviving Covered Person based on the GAW% for joint Covered Persons as described above.

Installments will continue to be paid to the surviving Covered Person until his or her death and the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value on the date of death. Alternatively, he or she may elect to receive his or her portion of the Covered Fund Value on the date of death as a lump sum Distribution or can separately elect to become an Owner and will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code. If the surviving Covered Person elects to separately become an Owner, the date of the election will be the new Ratchet Date.

Any election made by the Beneficiary is irrevocable.

THE SETTLEMENT PHASE

The Settlement Phase begins when the Covered Fund Value has reduced to zero as a result of negative Covered Fund performance, the Guarantee Benefit Fee, certain other fees that are not directly associated with the Certificate or Group Contract (e.g., IRA fees, custodian fees, advisory fees), and/or GAWs, but the Benefit Base is still positive. It is also important to understand that the Settlement Phase is the first time that we use our own money to make Installments to you. During the GAW Phase, the GAWs are made first from your own investment.

Installments continue for your life under the terms of the Certificate, but all other rights and benefits under the Certificate will terminate. Installments will continue in the same frequency as previously elected, and cannot be changed during the Settlement Phase. If the Covered Fund Value is less than the amount of the final Installment in the GAW Phase, Great-West will pay the Installment within 7 days from the Installment Date. Distributions and Transfers are not permitted during the Settlement Phase.

During the Settlement Phase, the Guarantee Benefit Fee will not be deducted from the Certificate or from the Installments.

When the last Covered Person dies during the Settlement Phase, the Certificate will terminate and no Installments will be paid to the Beneficiary.

EXAMPLES OF HOW THE CERTIFICATE WORKS

A note about the examples:

•	All Certificate Contributions are assumed to be at the end of the year and occur immediately before the next Ratchet Date.

•	All withdrawals are assumed to be at the beginning of the year and occur on the Ratchet Date.

•	All positive investment performance of the Covered Fund is assumed to be net of investment management fees.

•	In all of the examples, you have access to your Covered Fund Value until it is depleted:

•	If you die before the Covered Fund Value is depleted, the remaining Covered Fund Value would be available to your Beneficiary.

•	If you need to take a withdrawal in excess of your GAW, you may take up to the Covered Fund Value, which will be considered an Excess Withdrawal.

Example 1 – Basic: Assume you buy the Certificate at age 65 and start taking GAWs in annual Installments immediately. Also, assume that the Covered Fund Value (net of investment management fees) decreases by 10% in the first two years and increases by 5% every year thereafter.

Details:

•	Sole Covered Person

•	Initial Covered Fund Value: $500,000

•	GAW Percent: 5%

•	GAW Amount: $500,000 x 5% = $25,000

•	Guarantee Benefit Fee: 0.90%

•	Changes in Covered Fund Value (net of investment management fees):

•	Year 1: -10%, Year 2: -10%, Years 3+: 5%

Result:

•	You annually withdraw $25,000 from your Covered Fund until about age 87 when the Covered Fund is depleted:

•	At age 87 your Covered Fund Value is $9,474.

•	You withdraw the $9,474 which depletes the Covered Fund and you are now in Settlement Phase.

•	We provide the remaining $15,526 necessary to make the Installment of $25,000.

•	We continue to pay Installments of $25,000 each year for your life.

Illustration:

Example 2 – Ratchet: Assume you buy the Certificate at age 55 and start taking GAWs in annual Installments at age 65. Also, assume that the Covered Fund Value (net of investment management fees) increases by 5% in years 1 through 7, decreases by 10% in years 8 through 11, and increases by 5% thereafter.

Details:

•	Sole Covered Person

•	Initial Covered Fund Value: $500,000

•	GAW Percent: 5%

•	Guarantee Benefit Fee: 0.90%

•	Changes in Covered Fund Value (net of investment management fees):

•	Years 1 through 7: 5%, Years 8 through 11: -10%, Years 12+: 5%

Result:

•	Positive Covered Fund performance through year 7 results in a Covered Fund Value of $662,407 on your Ratchet Date.

•	Your Benefit Base Ratchets to $662,407.

•	Covered Fund Value at the beginning of year 10 is $468,552, but GAWs are based on the Benefit Base, which is $662,407.

•	GAWs are $662,407 x 5% = $33,120.

•	You annually withdraw $33,120 from your Covered Fund until about age 81 when the Covered Fund is depleted:

•	At age 81, your Covered Fund Value is $13,326.

•	You withdraw the $13,326 which depletes the Covered Fund and you are now in Settlement Phase. We provide the remaining $19,794 necessary to make the Installment $33,120.

•	We continue to pay Installments of $33,120 each year for your life.

Illustration:

Example 3 – Additional Certificate Contributions: Assume you buy the Certificate at age 55 and you make annual Certificate Contributions of $2,500 until you start taking GAWs in annual Installments at age 65. Also, assume that the Covered Fund Value (net of investment management fees) decreases by 5% in years 1 through 10 and increases by 5% thereafter.

Details:

•	Sole Covered Person

•	Initial Covered Fund Value: $500,000

•	Additional Annual Certificate Contributions until GAWs Begin: $2,500

•	GAW Percent: 5%

•	Guarantee Benefit Fee: 0.90%

•	Changes in Covered Fund Value (net of investment management fees):

•	Years 1 through 10: -5%, Years 11+: 5%

Result:

•	Poor Covered Fund performance in years 1 through 10 results in a Covered Fund Value of $291,493 at the end of year 10.

•	Your Benefit Base at the end of year 10 is $525,000 as a result of the additional Certificate Contributions in years 1 through 10.

•	GAWs are $525,000 x 5% = $26,250.

•	You annually withdraw $26,250 from your Covered Fund until about age 79 when the Covered Fund is depleted:

•	At age 79, your Covered Fund Value is $8,316. You withdraw the $8,316 which depletes the Covered Fund and you are now in Settlement Phase. We provide the remaining $17,934 necessary to make the

•	Installment $26,250.

•	We continue to pay Installments of $26,250 each year for your life.

Illustration:

GUARANTEE BENEFIT FEE

After you purchase your Certificate, you are required to pay the Guarantee Benefit Fee. The Guarantee Benefit Fee is set forth in your Certificate, and is based on the dollar amount of your Covered Fund Value (which may be the same as, higher than, or lower than, your Benefit Base due to factors that affect your Covered Fund Value between Ratchet Dates, such as Covered Fund performance). The Guarantee Benefit Fee will be deducted monthly as a separate charge from your Covered Fund and will be paid by redeeming the number of fund shares of your Covered Fund(s) equal to the Guarantee Benefit Fee.

Pursuant to the terms of the Certificate, you have agreed to have the Covered Fund’s transfer agent redeem the appropriate number of Covered Fund shares and transmit the corresponding amount of cash to your IRA custodian. The custodian, in turn, will submit this cash to us as payment of the Guarantee Benefit Fee. We will collect the fee from the custodian on a monthly basis in arrears. We reserve the right to change the frequency of the deduction, but will notify you in writing at least thirty (30) days prior to the change. Because your Benefit Base may not exceed $5,000,000, we will not charge the Guarantee Benefit Fee on an amount of your Covered Fund Value that exceeds $5,000,000.

Currently the Guarantee Benefit Fee is 0.90% and is subject to a minimum of 0.70% and a maximum of 1.50%. This is the guaranteed maximum or minimum Guarantee Benefit Fee we can ever charge for your Certificate. We may change the current fee within this minimum and maximum range at any time upon thirty (30) days written notice to you. We determine the Guarantee Benefit Fee based on observations of a number of experience factors, including, but not limited to, interest rates, volatility, investment returns, expenses, mortality, and lapse rates. We reserve the right to change the Guarantee Benefit Fee at our discretion and for any reason, whether or not these experience factors change (although we will never increase the fee above the maximum or decrease the fee below the minimum). We do not need the happening of any event before we may change the Guarantee Benefit Fee.

The Guarantee Benefit Fee is in addition to any charges that are imposed in connection with advisory, custodial, and other services, and charges imposed by the mutual funds in which you invest.

At the time we calculate the Guarantee Benefit Fee, the Covered Fund Value may be less than the Benefit Base:

Example of how the Guarantee Benefit Fee is Computed (Covered Fund Value is Less Than Benefit Base)

Date: 1/31/2013

Covered Fund Value = $100,000

Benefit Base = $125,000

Guarantee Benefit Fee = 0.90% x Covered Fund Value / 12

Guarantee Benefit Fee = 0.90% x $100,000 / 12 = $75.00

At the time we calculate the Guarantee Benefit Fee, the Covered Fund Value may be greater than the Benefit Base:

Example of how the Guarantee Benefit Fee is Computed (Covered Fund Value is Greater Than Benefit Base)

Date: 1/31/2013

Covered Fund Value = $130,000

Benefit Base = $125,000

Guarantee Benefit Fee = 0.90% x Covered Fund Value / 12

Guarantee Benefit Fee = 0.90% x $130,000 / 12 = $97.50

The Guarantee Benefit Fee compensates us for the costs and risks we assume for providing the Certificate (including marketing, administration, and profit).

If we do not receive the Guarantee Benefit Fee (except during Settlement Phase), including as a result of the failure of your IRA custodian to submit it to us, the Certificate will terminate as of the date that the fee is due.

Will you pay the same amount (in dollars) for the Withdrawal Guarantee every month?

Example 1: Declining Covered Fund Value results in declining Guarantee Benefit Fee

Date: 1/31/2013

Covered Fund Value = $100,000

Benefit Base = $125,000

Guarantee Benefit Fee = 0.90% x Covered Fund Value / 12

Guarantee Benefit Fee = 0.90% x $100,000 / 12 = $75.00

Date: 2/28/2013

Covered Fund Value = $90,000

Benefit Base = $125,000

Guarantee Benefit Fee = 0.90% x Covered Fund Value / 12

Guarantee Benefit Fee = 0.90% x $90,000 / 12 = $67.50

Note: in this example, the Guarantee Benefit Fee declined because the Covered Fund Value declined. This could be the result of negative Covered Fund performance.

Example 2: Increasing Covered Fund Value results in increasing Guarantee Benefit Fee

Date: 1/31/2013

Covered Fund Value = $100,000

Benefit Base = $125,000

Guarantee Benefit Fee = 0.90% x Covered Fund Value / 12

Guarantee Benefit Fee = 0.90% x $100,000 / 12 = $75.00

Date: 2/28/2013

Covered Fund Value = $120,000

Benefit Base = $125,000

Guarantee Benefit Fee = 0.90% x Covered Fund Value / 12

Guarantee Benefit Fee = 0.90% x $120,000 / 12 = $90.00

Note: in this example, the Guarantee Benefit Fee increased because the Covered Fund Value increased. This could be the result of several factors including positive Covered Fund performance, Transfers, or Certificate Contributions.

DIVORCE PROVISIONS UNDER THE CERTIFICATE

In the event of a divorce whose decree affects a Certificate, we will require written notice of the divorce in a manner acceptable to us and a copy of the applicable Qualified Domestic Relations Order (“QDRO”). A QDRO is a domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to receive all or a portion of the benefits payable with respect to a GLWB Elector. A QDRO may also assign an Alternate Payee the right to receive these benefits.

Depending on which phase the Certificate is in when we receive the QDRO, the benefits of the Certificate will be altered to comply with the QDRO. The Alternate Payee under the QDRO may make certain elections during the Accumulation or GAW Phases. Any elections made by the Alternate Payee are irrevocable to the extent that an Alternate Payee becomes a GLWB Elector, he or she will be subject to all terms and conditions of the Certificate, the IRA Contract and the Code.

During the Accumulation Phase.

Great-West will make payments to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a QDRO approved during the Accumulation Phase. The Alternate Payee is responsible for submitting a Request to begin Distributions in accordance with the Code.

If the Alternate Payee is the GLWB Elector’s spouse during the Accumulation Phase, he or she may elect to become a GLWB Elector, either by:

(i)	maintaining the current proportionate Benefit Base of the previous GLWB Elector; or

(ii)	establishing a new Benefit Base based on the current Covered Fund Value on the date his or her Account is established and he or she will continue as a GLWB Elector.

If the Alternate Payee elects to maintain the current Benefit Base, the Benefit Base and the Covered Fund Value will be divided between the GLWB Elector and the Alternate Payee. The Covered Fund Value will be divided pursuant to the terms of the QDRO. The Benefit Base will be divided in the same proportion as the Covered Fund Value.

In either situation, the Alternate Payee’s Certificate Election Date shall be the date the Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base, or proportionate share, but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established. Any election made by an Alternate Payee described in this section is irrevocable.

During the GAW Phase.

Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in a QDRO approved during the GAW Phase. The Alternate Payee is responsible for submitting a Request to begin Distributions in accordance with the Code.

If there is a Sole Covered Person.

Pursuant to the instructions in the QDRO, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split. If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to become a GLWB Elector.

If there are two Covered Persons.

Pursuant to the instructions in the QDRO, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO. The GLWB Elector may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Person GAW%.

If the Alternate Payee is the GLWB Elector’s spouse, he or she may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution or can separately elect to continue proportionate GAWs in the GAW Phase based on the amounts calculated pursuant to the joint Covered Persons GAW%, described in the GAW Phase – Calculation of Installment, after the accounts are split. A new Ratchet Date will be established for the Alternate Payee on the date the Accounts are split. Within thirty (30) days of each person’s Ratchet Date, the GLWB Elector and Alternate Payee can each elect a Reset based on the person’s own Attained Age GAW% for joint Covered Persons.

In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base or GAW but may elect to establish a new GLWB. The Benefit Base and Certificate Election Date will be based on the current Covered Fund Value on the date his or her Account is established. Any election made by an Alternate Payee described in this section is irrevocable.

During the Settlement Phase.

If a Request in connection with a QDRO is approved during the Settlement Phase, Great-West will divide the Installment pursuant to the terms of the QDRO. Installments will continue pursuant to the lives of each payee.

EFFECT OF ANNUITIZATION

If you elect to annuitize, if permitted by the IRA, prior to the Initial Installment Date, the Certificate will terminate for those Covered Fund assets and the Guarantee Benefit Fee will not be refunded. If, based upon information provided by the Certificate Owner, the GLWB Elector is entitled to a Distribution under the applicable terms and provisions of the IRA and the Code sections governing the IRA, all or a portion of an Account may be applied to an annuity payment option selected by the GLWB Elector, so long as the requirements of the Code are met. Thereafter, the Certificate shall no longer be applicable with respect to amounts in the annuity payment option.

The amount to be applied to an annuity payment option is: (i) the portion of the Account value elected by GLWB Elector, less (ii) Applicable Tax, if any, less (iii) any fees and charges described in the Certificate. The minimum amount that may be applied under the elected annuity option is $5,000. If any payments to be made under the elected annuity payment option will be less than $50, Great-West may make the payments in the most frequent interval that produces a payment of at least $50.

Great-West will issue a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under the Group Contract, to each Annuitant describing the benefits payable under the elected annuity payment option.

Election of Annuity Options.

An Annuitant is required to elect an annuity payment option. The Annuitant must Request an annuity payment option or change an annuity payment option no later than 30 days prior to the Annuity Commencement Date elected by the GLWB Elector.

To the extent available under the IRA, the annuity payment options are:

•	Income for Single Life Only

•	Income for Single Life with Guaranteed Period

•	Income for Joint Life Only

•	Income for Joint Life with Guaranteed Period

•	Income for a Specific Period

•	Any other form of annuity payment permitted under the IRA, if acceptable to Great-West.

The annuity option that will always be available is the Income for Single Life Only Annuity. If this annuity option is elected, Great-West will make payments to the Annuitant at a frequency specified in the annuity certificate or other statement for the duration of the Annuitant’s lifetime. Payments will cease pursuant to the terms of the certificate or other statement.

Annuity purchase rates will be the same rates that are available for a Single Premium Immediate Annuity currently offered by Great-West at the time of annuitization.

TERMINATION OF THE GROUP CONTRACT

Either Great-West or the Group Contract Owner may terminate the Group Contract with advance written notice to the other party. The Group Contract termination date shall be the seventy-fifth (75th ) or next Business Day after the date written notice is received in the Administrative Offices in good order. Prior to the Group Contract termination date, Great-West and the Group Contract Owner may agree to an alternate Group Contract termination date.

If the Group Contract Owner or Great-West Terminates the Group Contract.

If the Group Contract Owner or Great-West terminates the Group Contract, such termination will not adversely affect the Certificate Owner’s rights under the Group Contract, except that additional Certificate Contributions may not be invested in the Covered Fund(s) other than reinvested dividends and capital gains. You will still be obligated to pay the Guarantee Benefit Fee.

Other Termination.

Your rights under the Group Contract and the Certificate will automatically terminate if: (i) your Financial Services Provider discontinues the use of the Covered Fund and a rollover or transfer is not applicable; (ii) Great-West is unable to collect the Guarantee Benefit Fee; or (iii) Great-West cannot effectively administer the Contract. If the Contract is automatically terminated, we will not refund the Guarantee Benefit Fee.

In addition, your rights under the Group Contract and the Certificate terminate if you terminate your IRA, such as by making a full distribution of all of the assets in the IRA, or move your IRA to an IRA provider that does not offer the Certificate. We will not refund the Guarantee Benefit Fee upon termination of the IRA.

In the event of a complete IRA termination, the affected GLWB Elector (“Terminated GLWB Elector”) may elect a direct rollover of his or her Covered Fund assets to an IRA that offers a Great-West approved GLWB feature, if available. In this situation, the Benefit Base and GAW, if applicable, will be retained as of the date of Distribution from the Covered Fund(s) and will apply to the new GLWB feature. Great-West determines in its sole discretion whether or not it will approve any GLWB feature. The terms and conditions of any new GLWB feature will likely differ from the terms and conditions of the Certificate. In addition, the fees associated with any new GLWB feature will likely differ from, and may be greater than, the Guarantee Benefit Fee.

The Terminated GLWB Elector may instead choose to transfer the Covered Fund Value to any investment vehicle that does not offer a GLWB feature or to an investment vehicle that offers a GLWB feature, but does not permit the GLWB Elector to apply his or her Benefit Base and GAW to such feature. In this situation, the Benefit Base and GAW, if applicable, will be reduced to zero as of the date of the Distribution from the Covered Fund(s).

TERMINATION OF THE CERTIFICATE

The Certificate will terminate upon the earliest of:

a.	the date of death of a GLWB Elector during the Accumulation Phase (unless an election is made by a Beneficiary who is the spouse of the GLWB Elector to continue the Certificate); or

b.	the date of death of the Certificate Owner after the Initial Installment Date if there is no surviving Covered Person; or

c.	the date of death of the last Covered Person during the Settlement Phase; or

d.	the date that you cancel the Certificate as a result of reducing the Covered Fund Value or the Benefit Base to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee; or

e.	the date that we do not receive the Guarantee Benefit Fee (except during the Settlement Phase, when no fee is due); or

f.	the date that you annuitize some or all of the Covered Fund assets (the Certificate will terminate only with respect to the Covered Fund assets that are annuitized).

We will not provide Certificate Owners with notice prior to termination of the Certificate and the Guarantee Benefit Fee will not be refunded upon termination of the Certificate.

If the Group Contract has terminated, we will not accept any additional Certificate Contributions. If the Group Contract has not terminated, but the Certificate has terminated, then we will treat any new Certificate Contribution to a Covered Fund as a new election and will issue a new Certificate. We will calculate the Benefit Base based on the current Covered Fund Value on the date the new Certificate is established.

MISCELLANEOUS PROVISIONS

Periodic Communications to Certificate Owners.

Account statements will be provided to you periodically by your IRA custodian, or its designated third party.

Amendments to the Group Contract and Certificate.

The Contract and Certificate may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Amendments (if any) to accommodate design changes will be applicable only with respect to purchasers of new Certificates, unless the Company reasonably determines the change would be favorable for all existing Certificate Owners. Changes in the Group Contract and Certificate may need to be approved by the state insurance departments. The consent of the Group Contract Owner and/or Certificate Owner to an amendment will be obtained to the extent required by law.

Successor Trustee.

We have entered into a Trust Agreement with the Group Contract Owner to establish and maintain a Trust for the purpose of making the guarantee available on a group basis and to obtain coverage on a group basis. The Group Contract Owner serves as the trustee. Pursuant to the terms of the Trust Agreement, the Group Contract Owner may not terminate the Trust until a successor trustee is named. If a successor trustee is named and the Trust is terminated, the Certificate Owner will not lose his or her rights under the Certificate.

Assignment.

The interests of the Certificate Owner in the Certificate may not be transferred, sold, assigned, pledged, charged, encumbered, or, in any way, alienated.

Cancellation.

Once you purchase the Certificate, you can cancel your Certificate by causing the Covered Fund Value or the Benefit Base to be reduced to zero prior to the Settlement Phase due to one or more Excess Withdrawals or by failing to pay the Guarantee Benefit Fee. However, if the Excess Withdrawal(s) occurs as a result of a same day Transfer between Covered Funds (i.e., shares of a Covered Fund are sold and shares of another Covered Fund are purchased on the same day), then your Certificate will not be canceled even if the Benefit Base of the Covered Fund(s) is reduced to zero.

Misstatements.

We may require adequate proof of the age and death of the Annuitant, GLWB Elector or Covered Person(s) before processing a Request for GAWs and annuity payments. If the age of the Annuitant, GLWB Elector or Covered Person(s) has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.

Any correction required due to misstatements may be corrected by Great-West, including increasing or decreasing future payments, in accordance with applicable law.

FINANCIAL CONDITION OF THE COMPANY

Many financial services companies, including insurance companies, have been facing challenges in this unprecedented market environment, and we are not immune to those challenges. We know it is important for you to understand how these events may affect our ability to meet guarantees that may be provided under your Certificate. The Certificate is not a separate account product, which means that no assets are set aside in a segregated or “separate” account to satisfy all obligations under the Certificates. Installments during Settlement Phase (if any) will be paid from our general account and, therefore, are subject to our claims paying ability. We issue other types of insurance policies and financial products as well, such as group variable annuities offered through retirement plans, term and universal life insurance, funding agreements, funding agreements backing notes and guaranteed investment contracts (“GICs”), and we also pay our obligations under these products from our assets in the general account. In the event of an insolvency or receivership, payments we make from our general account to satisfy claims under the contract would generally receive the same priority as our other policyholder obligations.

As an insurance company, we are required by state insurance regulation to hold a specified amount of reserves in order to meet all the contractual obligations of our general account to our contract owners. In order to meet our claims-paying obligations, we regularly monitor our reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments. In addition, we actively hedge our investments in our general account. However, it is important to note that there is no guarantee that we will always be able to meet our claims paying obligations, and that there are risks to purchasing any insurance product.

State insurance regulators also require insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on our general account assets, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in value of these investments resulting from a loss in their market value.

How to Obtain More Information. We encourage both existing and prospective Owners to read and understand our financial statements. We prepare our financial statements on both a statutory basis and according to Generally Accepted Accounting Principles (GAAP). If you would like a free copy of our financial statements filed on Form 10-K for the year ended December 31, 2012, call (800) 537-2033 or write to the Administrative Office. In addition, our financial statements filed on Form 10-K for the year ended December 31, 2012 are available on the SEC’s website at http://www.sec.gov. You may obtain our statutory annual statement that may be available by visiting our website at www.greatwest.com.

You also will find on our website information on ratings assigned to us by one or more independent rating organizations. These ratings are opinions of an operating insurance company’s financial capacity to meet the obligations of its insurance and annuity contracts based on its financial strength and/or claims-paying ability.

TAXATION OF THE CERTIFICATE

The following is a general discussion based on our interpretation of current United States federal income tax laws. This discussion does not address all possible circumstances that may be relevant to the tax treatment of a particular Certificate Owner. In general, this discussion does not address the tax treatment of transactions involving investment assets held in your IRA except insofar as they may be affected by the holding of a Certificate. Further, it does not address the consequences, if any, of holding a Certificate under applicable federal estate tax laws or state and local income and inheritance tax laws. You should also be aware that the tax laws may change, possibly with retroactive effect. You should consult your own tax advisor regarding the potential tax implications of purchasing a Certificate in light of your particular circumstances.

In General.

The Certificate is a novel and innovative instrument and, to date, its proper characterization and consequences for federal income tax purposes have not been directly addressed in any cases, administrative rulings or other published authorities. We can give no assurances that the Internal Revenue Service (“IRS”) will agree with our interpretations regarding the proper tax treatment of a Certificate or the effect (if any) of the purchase of a Certificate on the tax treatment of any transactions in your Account, or that a court will agree with our interpretations if the IRS challenges them. You should consult a tax advisor before purchasing a Certificate.

IRAs.

A Certificate may be used only with traditional IRAs and Roth IRAs (collectively, “IRAs”). A Certificate may be purchased by an IRA, including a brokerage account held under that IRA. A Certificate is not available as an Individual Retirement Annuity or for use with any other type of tax-qualified retirement plan.

The tax rules applicable to Certificates vary according to the type of IRA and the terms and conditions of the IRA. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Certificate comply with the law. No attempt is made here to provide more than general information about the use of the Certificate with the IRA. Owners of IRAs, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA may be subject to the terms and conditions of the IRA itself or limited by applicable law, regardless of the terms and conditions of the Certificate.

A Certificate is available only with respect to the IRA for which the Certificate is purchased.

•	A Certificate is intended for purchase only by the trustee or custodian of an IRA.

•

We are not responsible for determining whether a Certificate complies with the terms and conditions of, or applicable law governing, any IRA. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to your IRA. You or a service provider for your IRA is responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under a Certificate are consistent with the terms and conditions of your IRA and applicable law.

•	If your spouse is a joint Covered Person, your spouse must be your sole beneficiary under your IRA.

•

IRAs may be subject to required minimum distribution rules. Withdrawals during the GAW Phase from your Covered Fund Value taken to meet required minimum distribution requirements, in the proportion of your Covered Fund Value to your overall IRA balance (and not taking into account any other IRAs you own), will be deemed to be within the contract limits for your Certificate and will not be treated as Excess Withdrawals. The required minimum distribution shall not exceed the required minimum distribution amount calculated under the Code and regulations issued thereunder as in effect on the Certificate Date. In the event of a dispute about the required minimum distribution amount, our determination will govern.

•

IRAs can be terminated. You generally can choose to discontinue your own IRA, and either receive a distribution from the IRA or transfer it to another IRA provider. Also, most IRA providers reserve the right to resign from the IRA; if that happens, in most cases you can choose to have your IRA either distributed to you or transferred to another IRA provider. If your IRA is either distributed to you or transferred to another IRA provider that does not offer the Certificate, you will cause your Certificate to terminate.

Numerous changes have been made to the income tax rules governing IRAs as a result of legislation enacted during the past several years, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions, and income tax withholding on distributions. The following are general descriptions of the various types of IRAs and of the use of the contracts in connection therewith.

Individual Retirement Accounts. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA.” These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible, the time when distributions must commence, and certain other transactions. The contributions to an IRA may be deductible in whole or in part, depending on your income and other circumstances. In addition, distributions from certain other types of qualified plans may be “rolled over” on a tax-deferred basis into an IRA without regard to deduction limitations.

Tax on Certain Distributions Relating to IRAs. Distributions under a Certificate may be paid to the IRA, if permitted under the terms of the IRA, or directly to you. Distributions paid to the IRA are not in and of themselves taxable.

In the case of distributions from a traditional IRA to you, including payments to you from a Certificate, a ratable portion of the amount received is taxable, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from IRAs. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty also will not apply to: (a) distributions made on or after the date on which you reach age 59 1/2; (b) distributions following your death or disability (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of your and your designated beneficiary; and (d) certain other distributions specified in the Code.

Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion to a Roth IRA from a traditional IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

Generally, distributions from a traditional IRA must commence no later than April 1 of the calendar year following the year in which the individual attains age 70 1/2. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. Distribution requirements also apply to IRAs (including Roth IRAs) upon the death of the IRA owner. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Distributions from IRAs and Roth IRAs generally are subject to withholding for the individual’s federal income tax liability, subject to the individual’s election not to have tax withheld. The withholding rate varies according to the type of distribution and the individual’s tax status.

Annuity purchases by nonresident aliens. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, such purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

Seek Tax Advice. The above description of federal income tax consequences of the different types of IRAs which may be funded by a Certificate offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Certificate in connection with an IRA should first consult a qualified tax advisor, with regard to the suitability of a Certificate for the IRA.

ABOUT US

Great-West is a stock life insurance company that was originally organized under the laws of the State of Kansas as the National Interment Association. Our name was changed to Ranger National Life Insurance Company in 1963 and to Insuramerica Corporation prior to changing to our current name in 1982. In September of 1990, we re-domesticated under the laws of the State of Colorado. Our executive office is located at 8515 East Orchard Road, Greenwood Village, Colorado 80111.

Great-West is a wholly owned subsidiary of GWL&A Financial, Inc., a Delaware holding company. GWL&A Financial, Inc. is an indirect wholly-owned subsidiary of Great-West Lifeco Inc., a Canadian holding company. Great-West Lifeco Inc. is a subsidiary of Power Financial Corporation, a Canadian holding company with substantial interests in the financial services industry. Power Financial Corporation is a subsidiary of Power Corporation of Canada, a Canadian holding and management company. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.

We are authorized to do business in 49 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, and Guam. We are obligated to pay all amounts promised under the Group Contract and Certificates.

GWFS Equities serves as principal underwriter for the Certificates and is a broker/dealer registered with the SEC. Great-West directly owns all stock of GWFS Equities.

SALES OF THE CERTIFICATES

We have entered into an underwriting agreement with GWFS Equities for the distribution and sale of the Certificates. Pursuant to this agreement, GWFS Equities serves as principal underwriter for the Certificates, offering them on a continuous basis. GWFS Equities is located at 8515 East Orchard Road, Greenwood Village, CO 80111. GWFS Equities will use its best efforts to sell the Certificates, but is not required to sell any specific number or dollar amount of Certificates.

GWFS Equities was organized as a corporation under the laws of the State of Delaware in 1984 and is an affiliate of ours. GWFS Equities is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities administrators in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”).

GWFS Equities offers the Certificates through its registered representatives who are registered with FINRA and with the states in which they do business. More information about GWFS Equities and its registered representatives is available at http://www.finra.org or by calling 800-289-9999. You can also obtain an investor brochure from FINRA describing its Public Disclosure Program. Registered representatives with GWFS Equities are also licensed as insurance agents in the states in which they do business and are appointed with us.

GWFS Equities may also enter into selling agreements with unaffiliated broker-dealers to sell the Certificates. The registered representatives of these selling firms are registered with FINRA and with the states in which they do business, are licensed as insurance agents in the states in which they do business, and are appointed with us.

We do not pay commissions to GWFS Equities or to the unaffiliated broker-dealers in connection with the sale or solicitation of the Certificates. However, we may provide non-cash compensation in the form of training and education programs to registered representatives of GWFS Equities who sell the Certificates as well as registered representatives of unaffiliated broker-dealers. Registered representatives of GWFS Equities also sell other insurance products that we offer and may receive certain non-cash items, such as conferences, trips, prizes and awards under non-cash incentive compensation programs pertaining to those products. None of the items are directly attributable to the sale or solicitation of the Certificates. Such compensation will not be conditioned upon achievement of a sales target. Finally, we and GWFS Equities may provide small gifts and occasional entertainment to registered representatives with GWFS Equities or other selling firms in circumstances in which such items are not preconditioned on achievement of sales targets.

At times, GWFS Equities may make other cash and non-cash payments to selling firms for expenses relating to the recruitment and training of personnel, periodic sales meetings, the production of promotional sales literature and similar expenses. These expenses may also relate to the synchronization of technology between the Company, GWFS Equities, and the selling firm in order to coordinate data for the sale and maintenance of the Certificate. The amount of other cash and non-cash compensation paid by GWFS Equities or its affiliated companies ranges significantly among the selling firms. GWFS Equities and its affiliates may receive payments from affiliates of the selling firms that are unrelated to the sale of the Certificates

Any amounts paid by GWFS Equities to a selling firm or by Great-West to a selling firm are derived from the general account assets of Great-West and are not deducted from the Guarantee Benefit Fee. The Guarantee Benefit Fee does not vary because of such payments to such selling firms

Although the Company and GWFS Equities do not anticipate discontinuing offering the Certificates, we do reserve the right to discontinue offering the Certificates at any time.

ADDITIONAL INFORMATION

Owner Questions.

The obligations to Owners and Covered Persons under the Group Contracts and Certificates are ours.  Please direct your questions and concerns to us at our Administrative Office.

Return Privilege.

Within the free-look period (up to 30 days under applicable state law) after you receive an individual contract, you may cancel it for any reason by delivering or mailing it postage prepaid to:

Great-West Life & Annuity Insurance Company

Annuity Administration

8515 East Orchard Road

Greenwood Village, CO 80111

If the Owner cancels an individual contract, the individual contract will be void. Any applicable free-look does not include the Covered Fund, which is a separate investment from the individual contract. There is no free-look period for purchasers of Certificates.

State Regulation.

As a life insurance company organized and operated under the laws of the State of Colorado, we are subject to provisions governing life insurers and to regulation by the Colorado Commissioner of Insurance.  Our books and accounts are subject to review and examination by the Colorado Division of Insurance.

Evidence of Death, Age, Gender, or Survival.

We may require proof of the age, gender, death, or survival of any person or persons before acting on any applicable Certificate provision.

LEGAL MATTERS

Certain matters regarding the offering of the securities herein will be passed upon by Beverly A. Byrne, internal counsel for the Company.

Sutherland Asbill and Brennan LLP has provided advice on certain matters relating to the federal securities laws.

Opinions may be issued in the future by counsel other than those listed above. The name of such counsel, other than those listed above, will be included in a prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries (the “Company”), incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC.

The registration statement, including exhibits, contains additional relevant information about us. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in compliance with such laws, we file annual, quarterly, and current reports and other information with the SEC. You can read and copy any reports or other information we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of our documents upon payment of a duplicating fee, by writing the SEC’s public reference room. You can obtain information regarding the public reference room by calling the SEC at 1-800-SEC-0330. Our filings are available to the public from commercial document retrieval services and over the internet at http://www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus.)

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 28, 2013.

Upon oral or written request, we will provide you a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them) at no cost. To request such documents, please write or call:

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, CO 80111

800-537-2033

rollover_group@gwl.com

The documents that are incorporated by reference are available on our website at www.greatwest.com.

DEFINITIONS

The following is a listing of defined terms.

Account – A separate record in the name of each Certificate Owner which reflects his or her interests in the assets in both Covered Fund(s) and other investment options in the IRA.

Accumulation Phase – The period of time between the Certificate Election Date and the Initial Installment Date.

Administrative Offices – 8515 East Orchard Road, Greenwood Village, CO 80111.

Alternate Payee – Any spouse, former spouse, child or other dependent of a Certificate Owner, or other person allowed by law, who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under the IRA with respect to such Certificate Owner.

Annuitant – The person upon whose life the payment of an annuity is based.

Annuity Commencement Date – The date that annuity payments begin to an Annuitant.

Attained Age – The GLWB Elector’s age on the Ratchet Date.

Beneficiary – A person or entity named by the Certificate Owner or the terms of the IRA to receive all or a portion of the Account at his or her death.

Benefit Base – The amount that is multiplied by the GAW Percentage to calculate the GAW. The Benefit Base increases dollar-for-dollar upon any Certificate Contribution and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive Covered Fund performance on the Ratchet Date. Each Covered Fund will have its own Benefit Base. A Covered Fund Benefit Base cannot be transferred to another Covered Fund unless we require a Transfer as a result of a Covered Fund being eliminated or liquidated.

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Unless otherwise stated in this prospectus, in the event that a date falls on a non-Business Day, the date of the following Business Day will be used.

Certificate – This document issued to the Certificate Owner which specifies the benefits, rights, privileges, and obligations of the Certificate Owner and Great-West under the Group Contract.

Certificate Anniversary Date – The anniversary of the Certificate Election Date, or the preceding Business Day to the extent that the Certificate Election Date is not a Business Day.

Certificate Contributions – Certificate Owner directed amounts received and allocated to the Certificate Owner’s Covered Fund(s) including rollovers as defined under Section 402 of the Code and Transfers. Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Certificate Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value.

Certificate Election Date – The date on which the GLWB Elector, Alternate Payee or Beneficiary elects the GLWB option in the Certificate and pursuant to the terms of the Covered Fund(s) prospectus or disclosure document. The Certificate Election Date shall be the date upon which the initial Benefit Base is calculated. For the Great-West SecureFoundation® Lifetime Funds, the Certificate Election Date is also the Guarantee Trigger Date.

Certificate Owner – The person named on the Certificate Data Page. The Certificate Owner is entitled to exercise all of the benefits, rights, and privileges under the Certificate while the Covered Person(s) is still living. The Certificate Owner must be a Covered Person.

Code – The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Certificate.

Company – Great-West Life & Annuity Insurance Company, the issuer of the Group Contract and Certificate (also referred to as “Great-West,” “we,” “us,” or “our”).

Covered Fund – Interests in the mutual fund(s) held in the Account designed for the GLWB, as follows:

•	Great-West SecureFoundation® Balanced Fund

•	Great-West SecureFoundation® Lifetime Funds

•	Any other fund as approved by Great-West for the Certificate

Covered Fund Value – The aggregate value of each Covered Fund held in the Account.

Covered Person(s) – For purposes of the Certificate, the person(s) whose age determines the GAW Percentage and on whose life the GAW Amount will be based. If there are two Covered Persons, the GAW Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A joint Covered Person must be the GLWB Elector’s spouse and the 100% primary beneficiary under the IRA.

Distributions – Amounts paid to a GLWB Elector from a Covered Fund pursuant to the terms of the IRA.

Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the Withdrawal Phase. The Excess Withdrawal reduces the Benefit Base, as described in the Accumulation Phase section. Neither the Guarantee Benefit Fee nor any other fees or charges assessed to the Covered Fund Value as directed by the IRA Custodian and as agreed to by Great-West shall be treated as a Distribution or Excess Withdrawal for this purpose.

GLWB – A guaranteed lifetime withdrawal benefit.

GLWB Elector – A Certificate Owner, Alternate Payee or Beneficiary who is: (i) eligible to elect the GLWB; (ii) invested in a Covered Fund(s); and (iii) a Covered Person.

Group Contract – The written agreement between the Group Contract Owner and Great-West.

GAW (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Certificate.

GAW Phase – The period of time between the Initial Installment Date and the first day of the Settlement Phase.

GAW Percentage (GAW%) – The percentage of the Benefit Base that determines the amount of the GAW. This percentage is based on the age of the Covered Person(s) as of the date we calculate the first Installment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person, pursuant to Section 5.01.

Group Contract Owner – The owner of the Group Contract that is identified on the Certificate Data Page (currently Great-West Trust).

Guarantee Benefit Fee – The asset charge periodically calculated and deducted from your Covered Fund Value or assessed through another means of payment pursuant to the terms of the Certificate and while the Certificate is in force.

Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered by the IRA that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual, or annual Installments that in total over a twelve month period equal the GAW.

Guarantee Trigger Date – The date that the Certificate is purchased for the Great-West SecureFoundation® Lifetime Funds. For the Great-West SecureFoundation® Lifetime Funds, the Certificate Owner does not purchase the Certificate until the first Business Day of the year that is ten years prior to the date in the name of the Great-West SecureFoundation® Lifetime Fund. The Guarantee Trigger Date is also the Certificate Election Date for the Great-West SecureFoundation® Lifetime Funds.

Initial Installment Date – The date of the first Installment under the GLWB, which must be a Business Day.

Installments – Periodic payments of the GAW during the GAW Phase and Settlement Phase.

Installment Frequency Options – The options listed in the GAW section.

IRA – The traditional Roth or other Individual Retirement Account established for the Certificate Owner and the Certificate Owner’s beneficiaries, for which a Certificate is issued.

1940 Act – The Investment Company Act of 1940, as amended.

Qualified Domestic Relations Order (QDRO) – A domestic relations order that creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to receive all or a portion of the benefits payable with respect to a GLWB Elector and that complies with the requirements of the Code, if applicable, that and is accepted and approved by the Group Contract Owner for the IRA, except as otherwise agreed.

Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date.

Ratchet Date – During the Accumulation Phase, the Ratchet Date is the anniversary of the GLWB Elector’s Certificate Election Date and each anniversary thereafter. During the Withdrawal Phase, the Ratchet Date is the Initial Installment Date and each anniversary thereafter. If any anniversary in the Accumulation and Withdrawal Phase is a non-Business Day, the Ratchet Date shall be the preceding Business Day for that year.

Request – An inquiry or instruction in a form satisfactory to Great-West. A valid Request must be: (i) received by Great-West at the Administrative Office in good order; and (ii) submitted in accordance with the provisions of the Certificate, or as required by Great-West. The Request is subject to any action taken by Great-West before the Request was processed.

Reset – An optional GLWB Elector election during the Withdrawal Phase in which the current GAW Percentage and Benefit Base may be changed to the GLWB Elector’s Attained Age GAW Percentage and Covered Fund Value on the Ratchet Date.

Securities Act – The Securities Act of 1933, as amended.

Settlement Phase – The period when the Covered Fund Value has reduced to zero, but the Benefit Base is still positive. Installments continue under the terms of the Certificate.

Spouses – Legally married under applicable Federal law.

Transfer – The reinvestment or exchange of all or a portion of the Covered Fund Value to or from a Covered Fund to: (i) another Covered Fund; or (ii) another investment option offered under the IRA.